Synergy Brands reports full year 2006 results:

Year End Results:

Revenues jumped by 13% to a record $71.8 million.
Operating profit turned from loss to a 7-fold increase of $426,816. Working Capital increased by 87% to $9.3 million.
Grocery operations (PHS Group) achieved record sales and net profit

Fourth Quarter Results

Revenues increased by 38% to a record $22.6 million
Operating profit rebounded from a $312,841 loss to a $247,417 profit.

Syosset, NY, April 2, 2007 - Synergy Brands, Inc. (NASDAQ:SYBR)

Synergy Brands Inc. (SYBR or the Company) is a holding company that principally operates through a wholly owned subsidiary, PHS Group Inc. ("PHS") in the wholesale distribution of nationally known brands and proprietary private label Groceries and Health and Beauty Aid (HBA) products. It principally focuses on the sale of nationally known brand name consumer products manufactured by major U.S. manufacturers and has begun focusing on the grocery private label market in FY 2006. The Company also owns a wholly owned subsidiary Gran Reserve Corporation that principally operates in the wholesale, retail and online sales of Premium hand made cigars and accessories.

The Company also owns 20% of the outstanding common stock of Interline Travel and Tours, Inc. (aka: PERX.com). PERX provides cruise and resort hotel packages through a proprietary reservation system to airline employees and their retirees. PERX is believed to be the largest Company in this sector of the travel industry. Information on PERX can be found at www.perx.com. The Company believes that its capital investment in this unique travel company should provide for material future capital appreciation. Synergy Brands does not manage PERX's day-to-day operations.

HIGHLIGHTS:

o Synergy reported its first net profit of $468,000 ($.09 per share) from operating segments;

o Synergy EBITDA increased by 161% to $1.4 million or $0.28 per share;

o PHS generated record revenues of $69.8 million;

o PHS net profit jumped to $779,000 ($0.15) from a loss of $111,000 ($0.02 per share);

o Synergy after tax income from PERX increased by 303% to $227,000;

o PERX is the largest Interline travel Company in the United States and Canada;

SYNERGY BRANDS CONSOLIDATED RESULTS FOR 2006 AS COMPARED TO 2005.

Overall revenues increased by 13% to $71,759,908 for the year ended December 31, 2006, as compared to $63,350,182 for the year ended December 31, 2005. The largest percentage increase was in the Company's grocery and HBA operations conducted through its wholly owned subsidiary PHS Group. The Company's grocery operation continued to develop additional vendor relationships in the grocery and HBA businesses as well as developed a Private Label grocery business offered to U.S. and Canadian customers.

Overall gross profit increased by 24% to $4,959,245 for the year ended December 31, 2006 as compared to $4,006,114 for the year ended December 31, 2005. During the latest annual period the Company invested in its direct store delivery (DSD) operation as well as private label grocery distribution, which have contributed to higher gross margins as compared to the prior fiscal year.

The Company increased its operating profit from its operating segments by 145% to $1.9 million from $772,000. The Company reported a Net Profit from operating segments of $468,000 or ($0.09 per share) as compared to a loss of $557,000 or ($0.14 per share) for the prior period. Operating segments include the results of operation for the Company excluding the Corporate costs needed for financial oversight, regulatory costs and governance of the Company. The net loss from continuing operations improved by 14% to $1.3 million. The overall net loss attributable to Common Stockholders of the Company was $3,031,432 for the year ended December 31, 2006 as compared to a net loss of $2,878,111 for the year ended December 31, 2005. The difference between overall results and results from continuing operations is the discontinued operations of the Company's salon business, which resulted in a $1.4 million non-cash charge in Fiscal year 2006. However Earnings before Interest, Depreciation, Amortization and Taxes (EBITDA) increased by 161% to $1.4 million. The Company attributes this improvement to several factors. Synergy invested in the development of its private label baking mix and spice business and diversified its accounts from regional customers to national customers. As a result financing costs have increased for the period, which contributed to the Net loss but significantly improved operating profit. The Company restructured its high rate short term revolving line of credit into a 10-year term facility, which is expected to reduce the Company's financing costs by 30% in fiscal year 2007. The Company's investment in additional grocery retail markets has already shown improvement in the fourth quarter of 2006. Revenues for the quarter increased by 38% to $22.6 million, operating profit increased from a loss of $313,000 to a profit of $247,000 and net loss was reduced by 34% to $432,000. The Company discontinued its Proset salon business in 2006 and took a one-time non-cash charge of $1.4 million for the period.

Below is a summary of the results of operation by segment:

PHS GROUP (GROCERY AND HEALTH & BEAUTY OPERATION)

PHS SEGMENT INFORMATION OF OPERATING BUSINESSES

                                                PHS Group          CHANGE
Year ended December 31, 2006
Revenue                                          69,840,886        13.65%
Gross Profit                                      4,370,869        27.66%
SG&A                                              2,161,320        -2.66%
Operating Profit (loss)                           2,197,620        83.16%
Net Profit (loss)                                   779,634       797.45%
Interest and financing expenses                   1,403,739         8.20%

Year ended December 31, 2005
Revenue                                          61,450,467
Gross Profit                                      3,423,960
SG&A                                              2,211,290
Operating Profit (loss)                           1,199,866
Net loss                                           (111,784)
Interest and financing expenses                   1,297,348

PHS increased its revenues by 14% to $69.8 million for year ended December 31, 2006 as compared to $61.4 million for the year ended December 31, 2005. The increase in PHS business is attributable by the Company to the utilization of additional vendors, development of a private label grocery program designed to sell proprietary products, more specifically in the baking mix and spice market, to national chains located in the United States and Canada, and organic growth in sales to its customers in the Northeastern Section of the United States. PHS increased its gross profit by increasing Direct Store Delivery sales, developing a private label market to national chains as well as focusing on promotional merchandise offered by its vendors. The overall gross profit percentage increased to 6.3% in 2006 compared to 5.6% at December 31,2005. In 2006, several PHS vendors created special packaging with promotional pricing that enabled PHS to widen its profit margin. As an example, special packaging was created for Folgers, Marcal paper, Crest displays as well as Gain Detergent among others, with unique retail display features, that PHS has been able to strongly promote during FY 2006 as opposed to marketing those products for normal replenishment. The Company believes that promotional displays allow PHS to sell better mixes of product as well as introduce new items in combination with regularly stocked items. As long as the Company maintains or expands its vendor relationships, management believes that it can continue to improve its operating results. Net profit for this segment was $779,634 for the year ended December 31, 2006 as compared to a loss of $111,784 for the year ended December 31, 2005.

GRAN RESERVE CORPORATION (PREMIUM CIGAR OPERATIONS)

Revenues in the Company's premium cigar operations for the year ended December 31, 2006 were $1,919,022 as compared to $1,899,715 for the year ended December 31, 2005 and represented a very small part of the Company's revenues, but 12% of the Company's gross profit . Cigars around the world CAW represented approximately 56% of cigar revenues for the year ended December 31, 2006. Gross profit for year ended December 31, 2006 was $588,376 as compared to $582,154 for the year ended December 31, 2005. The Company opened its first CAW store in March of 2006 and plans to open additional stores in Chicago and Florida to supplement its online and wholesale operations.

SUMMARY OF OPERATING SEGMENTS AND SUMMARY CONSOLIDATED RESULTS OF OPERATIONS



                                                       OPERATING                         OPERATING AND
                                                       SEGMENTS                       CORPORATE SEGMENTS

Y/E 12/31/2006
Revenue                                               $71,759,908      13.27%            $ 71,759,908      13.27%
Gross Profit                                            4,959,245      23.79%               4,959,245      23.79%
SG&A                                                    2,896,658      -5.48%               4,287,344      13.92%
Operating Profit                                        1,894,202     145.30%                 426,816     693.15%
Net Profit (loss) from continuing operations
  attributable to common shareholders                     468,424     184.05%              (1,671,968)     -9.45%
Per share continuing operations                              0.09                               (0.33)
Net loss from discontinued
 operations                                                                                (1,359,464)     31.79%
Per share discontinued operations                                                               (0.27)
Net loss attributable
 to shareholders                                                                           (3,031,432)      5.33%
Net loss per common share                                                                       (0.60)
Interest and financing expense                          1,403,739       8.20%               2,050,856      35.50%

   Y/E 12/31/2005
Revenue                                               $63,350,182                        $ 63,350,182
Gross Profit                                            4,006,114                           4,006,114
SG&A                                                    3,064,639                           3,763,526
Operating Profit                                          772,194                             (71,957)
Net Profit (loss) from continuing operations
  attributable to common shareholders                    (557,289)                         (1,846,535)
Per share continuing operations                             (0.14)                              (0.48)
Net loss from discontinued
 operations                                                                                (1,031,576)
Per share discontinued operations                                                               (0.27)
Net loss attributable
 to shareholders                                                                           (2,878,111)
Net loss per common share                                                                       (0.75)
Interest and financing expense                          1,297,348                           1,513,406


Financial results for the quarter ended December 31, 2006 and 2005 are as follows:

                                                              12/31/2006
    SALES                                                  $  22,594,267
    GROSS PROFIT                                           $   1,448,465
    OPERATING  PROFIT                                      $     247,417

    NET INCOME (LOSS) FROM CONTINUING OPERATIONS           $    (432,127)
    NET INCOME (LOSS) FROM DISCONTINUED OPERATING          $  (1,192,225)
                                                           --------------
    NET LOSS                                               $  (1,624,352)
    BASIC AND DILUTED NET LOSS PER COMMON SHARE FROM       $       (0.10)
    CONTINUING OPERATING:
    BASIC AND DILUTED NET LOSS PER COMMON SHARE FROM
    DISCONTINUED OPERATIONS:                               $       (0.23)
                                                           --------------
    TOTAL                                                  $       (0.33)
    DIVIDEND PREFERRED STOCK                               $      90,250

                                                              12/31/2005
    SALES                                                  $  16,387,811
    GROSS PROFIT                                           $     880,684
    OPERATING  PROFIT                                      $     312.841
    NET INCOME (LOSS) FROM CONTINUING OPERATIONS           $    (759,739)
    NET INCOME (LOSS) FROM DISCONTINUED OPERATING          $    (658,833)
                                                           --------------
    NET LOSS                                               $  (1,418,572)
    BASIC AND DILUTED NET LOSS PER COMMON SHARE FROM
    CONTINUING OPERATING:                                  $       (0.20)
    BASIC AND DILUTED NET LOSS PER COMMON SHARE FROM
    DISCONTINUED OPERATIONS:                               $       (0.17)
    TOTAL                                                  $       (0.37)
    DIVIDEND - PREFERRED STOCK                             $      90,250

Synergy Brands Related Links:

For the full 10K filing and media presentation please visit www.sybr.com, for Cigar sites visit www.cigargold.com and www.cigarsaroundtheworld.com; for Salon products visit www.BeautyBuys.com; for Interline Travel visit www.perx.com .

Forward-looking statements:

This press release and Company review and assumptions made regarding the financial figures and other information, referenced and presented, state and reflect assumptions, expectations, projections, intentions and/or beliefs about past and future events that are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1994. You can identify these statements by the fact that they do not relate to historical or current facts. They use words such as "anticipate", "estimate", "project", "forecast", "may", "will", "should", "expect", "assume", "believe" and other derivations thereof and other words of similar meaning. In particular these include, but are not limited to, statements reflecting the projected business activities and goals, revenues, earnings, non-GAAP measures of operations, profit and loss of the Company and associated costs. Any or all of the Company's forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks or uncertainties. For a description of many of these risks and uncertainties, please refer to the Company's filings with the U.S. Securities & Exchange Commission (ww.sec.gov) including Forms 10K and 10Q that can be found at www.sybr.com .

Contact: Beverly Jedynak
                  Martin E. Janis & Company, Inc.
                  312-943-1100 ext. 12
                  bjedynak@janispr.com